Exhibit 10.12

Rockwell Automation

and

INTERCONT

and

the subsidiary TOP WISDOM

Strategic Cooperation Memorandum

2024-09-11

1. Introduction of the Cooperating Parties

This Agreement is intended to establish a strategic partnership between Rockwell Automation (China) Co., Ltd. (hereinafter referred to as “Rockwell”) and Intercont Cayman Limited (hereinafter referred to as “Intercont”), as well as its wholly-owned Hong Kong company TOP WISDOM SHIPPING MANAGEMENT CO., LIMITED (hereinafter referred to as “Top Wisdom”) for projects currently under construction and those planned for future construction. Rockwell will demonstrate its overall value to customers by providing a full range of products, services, and system solutions. At the same time, Intercont will adopt Rockwell as its corporate standard for electrical and information technology; ultimately, both parties aim to achieve a win-win situation through mutual development.

2. Vision and Objectives of Cooperation

Rockwell Automation is one of the world’s leading companies in the field of industrial automation, information technology, and digital transformation. With a history of 120 years, it is headquartered in Milwaukee, Wisconsin, USA, and employs approximately 29,000 people. Its business operations span across more than 100 countries and regions.

In China, Rockwell Automation has established 28 sales offices, a software development center in Dalian, OEM application development centers in Shenzhen, Shanghai, and Tianjin, an engineering center in Xi’an, and two production bases. The company employs over 2,000 people in the country. Rockwell Automation actively collaborates with 11 authorized channel partners in China and more than 40 key universities to provide the manufacturing industry with a broad and exceptional range of products and solutions, service support, and technical training.

As a leader in smart manufacturing, Rockwell Automation fully implements the SEEE (Safety, Energy Efficiency, Environmental Protection, and Efficiency) sustainable development philosophy in smart manufacturing. The company aims to deeply empower various industries through leading automation, digitalization, and intelligent technologies. Relying on innovative interconnected enterprise solutions that integrate IT/OT, Rockwell Automation promotes sustainable development in Chinese society and leads to infinite possibilities for the future. With its mature products, industry solutions, and over 120 years of cooperation experience with major global automation industry clients, Rockwell Automation expects to provide customers with solutions and services ranging from equipment to entire plant solutions.

Intercont (INTERCONT (CAYMAN) LIMITED) is a global carbon-neutral ocean technology company established on July 4, 2023. Leveraging its experience in maritime transportation, Intercont explores the commercialization of new businesses such as engineering vessel innovation, maritime informatization management, and bio-pulp production. On the premise of solid foundational business operations, Intercont aims to expand its “second-curve” businesses. Top Wisdom, a Hong Kong company, is a wholly-owned subsidiary of Fortune Ocean, a Cayman Islands company. Fortune Ocean is the listed entity that fully controls the Cayman Islands company Intercont. In this Agreement, Top Wisdom represents Intercont in the China region and collaborates with the parent company Intercont to jointly carry out this cooperation.

The company is composed of two major business segments. Fortune Ocean is the core business segment of the company, integrating the Hong Kong subsidiary of Topsheen Company, focusing on ship leasing business. Open Window mainly operates in the maritime pulp business and actively explores innovations in ocean shipping business. By utilizing ship space and idle resources for pulp production, it enhances the value during transportation. Currently, the on-board pulp production business has completed the technical loop and plans to complete the dock testing before March 2025. This business is the explosive growth line of the entire group’s operations. This Agreement is designed to ensure that Rockwell Automation provides Intercont with high-quality services in the project planning and design, execution, production maintenance processes, as well as the sharing of related solutions and experiences that arise from these services. At the same time, Intercont will adopt Rockwell Automation’s control, drive, safety, software, and related engineering services and solutions as its corporate standards in projects that have been completed, are under construction, and are planned for future construction.

To ensure the effective implementation of this Agreement, Rockwell Automation and Intercont will jointly establish strategic objectives. After confirmation by both parties, the relevant management personnel of both parties will discuss the objectives and specific implementation plans at least 4 times a year and conduct a joint assessment at the end of the year, or according to the actual agreed-upon plan by both parties.

3. Scope of Cooperation

- Intercont Project Solutions: Formulating Solutions

The parties to this Agreement agree to jointly conduct a feasibility and technical problem analysis for the adoption of RA (Rockwell Automation) products in relevant fields. They will also develop standard solutions for various application areas to ensure that RA’s products (both hardware and software) and technologies meet the needs of Intercont.

- Scope of Products and Solutions: Within the scope of cooperation stipulated by this Agreement, the RA (Rockwell Automation) products involved include, but are not limited to, the following products:

ControlLogix, CompackLogix, SLC 500, Distributed I/O, communication and networking, Rockwell software, touch screen human-machine interface, and industrial computer products. Standard frequency converters, medium voltage frequency converters, motor control centers, transmission systems, soft starters, and industrial control component products. Integrated state detection (Entek) and power monitoring products, etc.

- Service: RA agrees to utilize its own resources to engage in extensive communication and cooperation with Intercontinental, negotiate necessary service plans, including market development, project cooperation, technical exchange, and personnel training.

4. Collaboration content and stages

1.	Shipbuilding Pulp Scenario: Full Lifecycle Services

1.1.	Pulp Production Scenario on Ships: Full Lifecycle Services

Providing Advanced ESG Scenario Design for Pulp Production on Ships;

Conducting scenario feasibility analysis: technical maturity, investment cost, implementation period, personnel readiness, organizational readiness, etc.

Conducting scenario benefit analysis: direct benefits (reduction in labor costs, reduction in energy costs, reduction in compliance risks) and indirect benefits (enhancement of product competitiveness, better ESG ratings, carbon assets, improvement in employee well-being, etc.).

1.2.	Shipboard Pulp Production Scenario Implementation Support Services

After the planning phase transitions into the execution stage, Rockwell Automation provides Intercont with project planning and project management PMO services. This includes planning the technical requirements for specific solutions, searching for suppliers, selecting suppliers, providing technical support and review for project implementation plans, and managing the project execution.

1.3.	Shipboard Pulp Production Scenario Implementation Product Support Services,

1.4.	Supplying RA (Rockwell Automation) products and solutions tailored to the specific implementation scenarios, including intelligent ship and papermaking processes

1.5.	Shipboard Pulp Production Scenario Implementation Engineering Services Provide RA products and solutions adapted to the landing scenario

1.6.	After-sales Support Services for Shipboard Pulp Production Scenarios (Maintenance, Spare Parts, Upgrades, and Modifications)

2.	Sustainable Operation Services for the Entire Lifecycle of Ships

2.1.	Lifecycle Sustainable Operations Training

2.2.	Shipbuilding Pulp Scenario Net Zero Strategic Planning

2.3.	Lifecycle Carbon Data Accounting and Analysis Services

Rockwell Automation will, in accordance with the latest international and domestic carbon accounting standards and regulatory requirements, carry out a professional and accurate calculation of Intercont’s carbon emissions, compile a detailed carbon report, and assist Intercont in obtaining relevant certifications. (Product carbon, organizational carbon, marine fuel carbon footprint, operational carbon intensity)

2.4.	Carbon Asset Management Services

Evaluating and developing potential carbon asset projects with Intercont to achieve excess asset returns

2.5.	Shipboard Pulp Production Scenario Lifecycle Carbon Data Accounting and Analysis Services

Benchmarking regulatory requirements, international authoritative frameworks, and best practices in the industry, analyzing recycling data and information, and assisting Intercontinental in completing social responsibility and ESG report preparation work.

2.6.	Full lifecycle carbon data management system construction service (system design, system implementation, system operation and maintenance)

3.	Ecological Co-construction of Shipboard Pulp Production

Rockwell Automation and Intercont will, based on the comprehensive planning of the shipboard pulp production scenario, jointly develop industry ecological partners, create an ecosystem for shipboard pulp production, and work together to establish industry standards for the shipboard pulp production sector, thereby achieving cross-industry innovation and dimensionality enhancement.

3.1.	Establishment of Ship Pulp Ecological Circle: By introducing key partners from the shipbuilding, shipping, pulping, manufacturing services, and finance industries, we aim to create an ecological circle and establish a collaborative mechanism within it.

3.2.	Shipboard Pulp Production White Paper/Standards: In collaboration with universities, industry associations, and authoritative third-party organizations, jointly compile a white paper on shipboard pulp production to establish a leading position in the industry and enhance influence.

3.3.	Shipboard Pulp Production Carbon Asset Methodology: Rockwell Automation, in collaboration with universities, industry associations, certification companies, and professional technical organizations, will jointly explore and develop carbon asset methodologies and implementation pathways for pulp production and related industrial fields, enhancing the green premium and return on products；

5. Strategic cooperation mechanism

1) Organizational structure

To ensure the implementation and deployment of the strategic cooperation agreement and the allocation of resources, both parties have agreed to establish a company-level Joint Innovation Project Team. The Joint Innovation Project Team will be led by the decision-making group consisting of leaders from both sides, with RA technical personnel and relevant teams from Intercont forming the execution group for docking and joint operations. The specific list of team members will be determined and announced by both organizations separately.

2) Routine communication

Establish a mechanism for high-level meetings and progress reports on cooperation, to regularly track and routinely inform about the progress of the collaboration. Implement cyclical management of the cooperation plan, based on mutual consensus, and develop an annual cooperation advancement plan to ensure the success of the partnership.

3) In the collaboration work between the two parties, project scheduling will be conducted on a monthly basis, and formal work briefings will be prepared and copied to both parties.

4) To advance key and benchmark projects efficiently, after friendly communication between both parties, a work mechanism of addressing each issue individually will be adopted.

5) The cooperation between the two parties is based on the principles of fairness, justice, and transparency. In case of disagreements in the collaboration work, the Joint Innovation Project Team will conduct a comprehensive assessment and evaluation.

6. Gulf Cooperation Council

The parties to the Agreement must designate members and establish a cooperation committee within two weeks after the signing of this Agreement.

Committee members	罗克韦尔	Intercont
group leader	Bixiao Du	Lisa
Business interface personnel	Zhaowei Yang	Lei Wang
Industry solution docking	Yanbin Meng Hong Liu	Lei Wang
ESG and digital solution integration	Sinan Chen Yantin Zhang	Lei Wang
Market activity docking	Zhaowei Yang	Lei Wang

The Cooperation Committee should hold regular monthly meetings to achieve the following objectives:

- Review the progress of cooperation and confirm the target deliverables for key milestones;

- Review the progress of joint marketing activities and the integration of product solutions.

- Exchange market and project information, and review the progress of business cooperation.

- Discuss and explore new areas for further cooperation or other modes of collaboration.

- Address any technical or commercial issues that may arise.

The specific date, location, and agenda for the monthly review meetings of the Cooperation Committee will be determined jointly by both parties.

7. Termination and Validity of the Agreement

This Agreement shall come into effect on the date when it is signed by the authorized representatives of both parties and their official seals are affixed. The term of validity of this Agreement is two years. Six months before the expiration of the Agreement, both parties will discuss the continuation, renewal, or termination of the Agreement based on the previous cooperation and future project opportunities. Any party wishing to unilaterally terminate this Agreement shall provide written notice to the other party at least 30 days in advance.

8. Effectiveness of the Agreement

To avoid any confusion and misunderstanding, both parties confirm and agree as follows:

I. Except for Article 9 on confidentiality and Article 10 on compliance, which are legally binding on both parties, the other clauses of this cooperation agreement do not have legal binding force;

II. Except for the obligations of confidentiality and compliance, the signing of this agreement does not constitute any guarantee or any other legal obligation for either party to fulfill the agreement;

III. When both parties carry out specific cooperation projects under this agreement, including but not limited to the content described in the “Scope of Cooperation” and “Content of Cooperation”, they shall sign separate legally binding contracts related to the project itself, and the signing of the contracts shall comply with the relevant processes of both parties. The specific implementation shall be based on the signed contracts;

IV. When separate legally binding contracts are established, if such contracts involve any intellectual property issues, both parties shall consult their respective intellectual property experts and negotiate specifically on the related intellectual property issues to reach an agreement.

9. Confidentiality

Each party (the “Receiving Party”) shall keep confidential all information (the “Confidential Information”) that it obtains regarding the other party (the “Disclosing Party”) or from the Disclosing Party and that is considered confidential by the Disclosing Party in connection with this partnership or related to this partnership. Confidential Information includes, but is not limited to, information regarding the Disclosing Party’s finances, internal operations, product development, suppliers, and customers. The Receiving Party agrees not to disclose Confidential Information to any third party or to use the Confidential Information for its own benefit, except for information that falls under the following exceptions:

I. Information that is disclosed or becomes known to the public or the industry through no fault of the Receiving Party;

II. Information that the Receiving Party already possessed prior to disclosure by the Disclosing Party without any confidentiality obligation;

III. Information obtained from an independent source in a manner that does not violate this cooperation agreement or breach any law or duty;

IV. Information that is independently developed by the Receiving Party or developed independently for the Receiving Party.

The obligation of confidentiality and non-use shall continue to be effective after the termination of this cooperation agreement.

10. Compliance

Rockwell Automation and Intercont, along with their respective subsidiaries and affiliates, agree that within the scope of this Agreement or in any situation related to this Agreement, they will not offer or engage in bribery or any conduct that appears to be bribery. “Bribery” refers to the act of giving or promising to give anything of value to an individual in order to obtain an improper advantage. Even a payment of minimal value constitutes bribery. Bribery is illegal (as stipulated by the U.S. Foreign Corrupt Practices Act, China’s Criminal Law, Anti-Unfair Competition Law, among others) and violates Rockwell Automation’s policies. Rockwell Automation and Intercont, along with their respective subsidiaries and affiliates, agree that their employees and any person acting on their behalf will not offer or engage in bribery. Neither Rockwell Automation nor Intercont, nor their respective subsidiaries and affiliates, will offer or engage in bribery in private or public transactions or when applying for services from public officials or political candidates. Rockwell Automation reserves the right to disclose the terms and conditions of this Agreement to U.S. government agencies. Rockwell Automation and Intercont, along with their respective subsidiaries and affiliates, also agree to comply with all government laws, regulations, and orders applicable to the import, export, purchase, and sale of goods and services related to this Agreement, including but not limited to U.S. export control laws and all laws and regulations against trade boycotts.Intercont and its subsidiaries agree that in the event of any violation of laws, regulations, and decrees by Rockwell Automation, Intercont will notify Rockwell Automation in advance. This notification obligation applies regardless of whether these laws, regulations, and decrees are applicable to Intercont or whether they are enforceable against Intercont.

11. Publicity

Intercont agrees that Rockwell Automation may disclose the buyer’s name and logo on customer lists or on its website in the ordinary course of business. Regarding the work performed under this Agreement, Intercont consents to Rockwell Automation’s announcement of obtaining this contract by writing a success story that specifies the type of work carried out and the Rockwell Automation products and services used, provided that the publicity content is subject to Intercont’s confirmation.

12. Miscellaneous

a) The parties to the Agreement agree to further negotiate the specific matters of the project application to reach and sign a supplementary agreement.

b) Amendments: Any supplement or modification to this Agreement must be agreed upon by both parties and confirmed in writing. Such supplements or modifications shall form an integral part of this Agreement and shall be equally binding as this Agreement.

c) Assignment: Unless agreed by both parties, neither party may assign all or any part of its rights and obligations under this Agreement to any third party.

d) Matters not covered in this Agreement shall be resolved amicably through friendly consultation between the cooperating parties.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement in duplicate, each party holding one original copy, with equal effect. This Agreement shall become effective upon being signed by the authorized representatives of both parties and the affixing of their official seals.